As filed with the Securities and Exchange Commission on July 1, 2013

Registration No.

333-170023

333-181850

333-181852

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170023

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181850

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181852

UNDER THE SECURITIES ACT OF 1933

NetSpend Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34915	20-2306550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Brazos Street, Suite 1300, Austin, Texas	78701-2582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(512) 532-8200

Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan
NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan

NetSpend Holdings, Inc. Deferred Compensation Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐   Large accelerated filer

☒   Accelerated filer

☐   Non-accelerated filer (Do not check if a smaller reporting company)

☐   Smaller reporting company

DEREGISTRATION

These post-effective amendments (the “Post-Effective Amendments”) pertaining to shares of common stock, par value $0.001 per share of NetSpend Holdings, Inc. (the “Company” and such shares, the “Shares”) remove from registration all Shares registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-170023	October 19, 2010	Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan	14,506,183
333-181850	June 1, 2012	NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan	2,000,000
333-181852	June 1, 2012	NetSpend Holdings, Inc. Deferred Compensation Plan	10,000,000

On February 19, 2013, the Company entered into an Agreement and Plan of Merger, as amended May 29, 2013 (the “Merger Agreement”) with Total System Services, Inc., a Georgia corporation (“TSYS”), and General Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TSYS (“Sub”), pursuant to which Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of TSYS (the “Merger”).  The Merger became effective on July 1, 2013 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, all offerings of the Company’s Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements have terminated.  In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, hereunto duly authorized, in Austin, TX on the 1st day of July, 2013.

NETSPEND HOLDINGS, INC.

By:	/s/ Daniel R. Henry
Name: Daniel R. Henry
Title: Chief Executive Officer

Note:      No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.